UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 14, 2009
National Consumer Cooperative Bank
(Exact name of registrant as specified in its charter)

United States of America (12 U.S.C. section 3001 et seq.)	2-99779	52-1157795

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

601 Pennsylvania Avenue, N.W., North Building, Suite 750 Washington, D.C.	20004

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (202) 349-7444
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Amendment of Material Agreements
On August 14, 2009, the National Consumer Cooperative Bank (“NCB”) and its wholly-owned subsidiary NCB Financial Corporation, as guarantor, entered into a Noteholder Forbearance Agreement (the “Noteholder Forbearance Agreement”) with the holders of its 8.50% Senior Notes due December 28, 2009 and the holders of its 8.50% Senior Notes due December 15, 2010. Also, on August 14, 2009, NCB entered into a Forbearance Agreement with respect to its May 1, 2006 revolving credit facility with a syndicate of banks, with SunTrust Bank as administrative agent, (the “Credit Agreement Forbearance Agreement”, together with the Noteholder Forbearance Agreement, the “Forbearance Agreements”).
The Forbearance Agreements were entered into as a result of NCB’s default under its senior notes purchase agreement and its revolving credit facility due to a violation of certain financial covenants because of increased loan loss provisions and charge-off’s principally related to a small number of borrowers experiencing pronounced financial difficulties, including several borrowers which have filed for bankruptcy. The Forbearance Agreements were entered into under customary terms and conditions, including the suspension of the need for NCB to comply with certain financial covenants for the duration of the forbearance period. Other provisions in the Forbearance Agreements include:
•	a forbearance period that will expire on November 16, 2009 under the senior note purchase agreement and the revolving credit facility by each of the counterparties under those instruments.

•	agreement by NCB to a minimum liquidity covenant during the duration of the forbearance period.

•	the insertion of a revised asset quality target for NCB’s loan portfolio.

•	agreement by NCB that certain yield maintenance amounts on account of the notes due 2009 and the notes due 2010 will be added to the principal balances thereof, and will be payable at maturity. The aggregate yield maintenance amount is approximately $6.8 million.

•	an increase in the rates of interest to 300 basis points over the current rate for the senior note purchase agreement and 200 points over the base rate for the revolving credit facility. Prior to the interest rate increases, the interest rate for the senior note purchase agreement was fixed at 8.5% and the revolving credit facility was LIBOR plus 3.5% or prime (base rate) plus 1.0% as of June 30, 2009.

•	the payment of a forbearance fee of 25 basis points of the aggregate outstanding principal amount of the senior notes and the aggregate principal amount outstanding of the revolving credit facility. Total forbearance fees are approximately $0.7 million.
The foregoing summary of the provisions of the Forbearance Agreements does not purport to be complete and is qualified in its entirety by reference to the Forbearance Agreements which are filed as Exhibits 10.1 and 10.2 hereto.
Until a further agreement is reached with the banks under the revolving credit facility, NCB does not have access to the revolving line of credit. NCB intends to use the 90-day forbearance period to work with the lenders, noteholders and regulatory authorities to outline and begin implementation of a plan to address its debt burden and maximize liquidity. In the event that NCB is ultimately unable to reach an agreement to amend its existing loan agreements or otherwise repay and extinguish the senior note agreement and revolving credit agreement prior to the expiration or termination of the Forbearance Agreements, the lenders and the noteholders have the right to call and demand immediate repayment of any and all amounts due.

Item 9.01 Financial Statements and Exhibits
Copies of the Noteholder Forbearance Agreement and the Credit Agreement Forbearance Agreement are included as Exhibits 10.1 and 10.2, respectively.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NATIONAL CONSUMER COOPERATIVE BANK
Date: August 17, 2009	By:	/s/ Richard L. Reed
Richard L. Reed
Executive Managing Director, Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1
Noteholder Forbearance Agreement, dated as of August 14, 2009, among National Consumer Cooperative Bank, NCB Financial Corporation and the holders of National Consumer Cooperative Bank, NCB’s 8.50% Senior Notes, due December 28, 2009 and 8.50% Senior Notes due December 15, 2010.

10.2	Forbearance Agreement, dated as of August 14, 2009, among National Consumer Cooperative Bank, SunTrust Bank, as administrative agent and various banks.